UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 19, 2016

Hilton Grand Vacations Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37794	81-2545345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6355 MetroWest Boulevard, Suite 180 Orlando, Florida		32835
(Address of principal executive offices)		(Zip Code)

(407) 722-3100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 19, 2016, Hilton Grand Vacations Trust I LLC (“HGV Trust I”), an indirect subsidiary of Hilton Grand Vacations Inc. (the “Company”), drew down $300 million under the Receivables Loan Agreement, dated as of May 9, 2013 (as amended, the “Timeshare Facility”), among HGV Trust I, as borrower, Wells Fargo Bank, National Association, as paying agent and securities intermediary, the financial institutions from time to time party thereto as conduit lenders, committed lenders and managing agents and Deutsche Bank Securities, Inc., as administrative agent. Approximately $230 million of the proceeds were used to repay historic intercompany debt owed by the Company and its subsidiaries to certain subsidiaries of Hilton Worldwide Holdings Inc. (“Hilton Parent”). The remaining approximately $70 million of the proceeds will be distributed to Hilton Parent prior to consummation of the spin-off of the Company from Hilton Parent (the “Spin-Off”), which is scheduled to occur on January 3, 2017.

Additional information regarding the terms of the Timeshare Facility is included under the heading “Description of Certain Indebtedness—Timeshare Facility” in the Company’s preliminary information statement, dated November 30, 2016 (the “Information Statement”), filed as Exhibit 99.1 to Amendment No. 7 to the Company’s effective registration statement on Form 10 (File No. 001-37794) filed by the Company with the Securities and Exchange Commission on November 30, 2016 (the “Form 10”).

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Form 10, on November 28, 2016 (the “Separation Date”), Mr. David C. Hayes, formerly the Company’s Executive Vice President and Chief Marketing Officer and a named executive officer under the Information Statement, separated from the Company. In connection with such separation, on December 23, 2016, Mr. Hayes and Hilton Parent entered into a separation and release agreement (the “Separation Agreement”) that governs the parties’ certain rights and obligations after the Separation Date that arise from Mr. Hayes’ tenure with the Company.

The Separation Agreement contains a general release of all claims and causes of action against Hilton Parent, as the parent entity of the Company as of the date of the Separation Agreement until the effective date of the Spin-Off, the Company and their successors, subsidiaries, affiliates, past and present officers, directors, employees, insurers, investors and agents (the “General Release”). Pursuant to the Separation Agreement and in consideration of the General Release and Mr. Hayes’ continued compliance therewith and with the Separation Agreement, Mr. Hayes is entitled to receive (i) a separation payment of $1,155,000, payable in twelve equal monthly installments, the first of which payments is to be made on January 1, 2017, (ii) continued eligibility to participate in Hilton Parent’s 401(k) plan through the Separation Date, (iii) eligibility for COBRA continuation health benefits for up to 18 months from the Separation Date at Mr. Hayes’ expense, (iv) conversion of Mr. Hayes’ life insurance sponsored by Hilton Parent into an individual life insurance policy with Mr. Hayes being responsible for payment of any premiums subsequent to the Separation Date, (v) amounts accrued in Mr. Hayes’ account in Hilton Parent’s deferred compensation plan in accordance with such plan, and (vi) payment for any unused vacation paid in accordance with Hilton Parent’s policy. Additionally, pursuant to the Separation Agreement, Mr. Hayes has forfeited his right to any long-term incentive equity awards that were previously granted to him but remained unvested as of the Separation Date, as well as any future long-term incentive equity or cash awards that may have been earned by Mr. Hayes during 2016 but which would have been awarded in 2017.

The Separation Agreement contains standard covenants for a separation agreement of its kind including regarding ongoing cooperation, return of company property, confidential information, non-disparagement, non-competition and non-solicitation. In respect of the non-solicitation and non-competition covenants, each has a restricted period of one year from the Separation Date (the “Restricted Period”). During the Restricted Period, Mr. Hayes may not enter employment with, render services to, acquire a financial interest in nor otherwise become actively involved with certain competitors of the Company, nor solicit away business or employees of the Company. A copy of the Separation Agreement will be filed in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON GRAND VACATIONS INC.

By:	/s/ Charles R. Corbin, Jr.
Charles R. Corbin, Jr.
Executive Vice President, General Counsel and Secretary

Date: December 23, 2016